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                                                             EXHIBIT 11.1

MULTIMEDIA GAMES, INC. AND SUBSIDIARIES
EARNINGS PER SHARE STATEMENT

                                                    Year Ended September 30,
                                                    ------------------------
PRIMARY EARNINGS PER SHARE                              1997         1996
                                                    ----------   -----------
Net income                                           1,311,000        40,000
Preferred dividends                                   (123,000)     (149,000)
                                                    ----------    ----------
Net income available for common shares               1,188,000      (109,000)
                                                    ----------    ----------
Weighted average number of common and common
equivalent shares outstanding - primary,
including dilutive common stock equivalents          4,459,176     2,872,258

Primary Earnings Per Share                                0.27         (0.04)
                                                    ==========    ==========

FULLY DILUTED EARNINGS PER SHARE

Net income                                           1,311,000        40,000
                                                    ----------    ----------
Net income available for common shares               1,311,000        40,000
                                                    ----------    ----------
Weighted average number of common and common
equivalent shares outstanding - fully dilutive,
including dilutive common stock equivalents          6,462,188     2,872,258

Fully Diluted Earnings Per Share                          0.20         (0.04)
                                                    ==========    ==========